File No. 70-8955

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
 to
FORM U-1

DECLARATION
WITH RESPECT TO CERTAIN FINANCINGS UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

EASTERN UTILITIES ASSOCIATES
BLACKSTONE VALLEY ELECTRIC COMPANY
MONTAUP ELECTRIC COMPANY
NEWPORT ELECTRIC CORPORATION
P.O. Box 2333, Boston, Massachusetts 02107

EASTERN EDISON COMPANY
110 Mulberry Street, Brockton, Massachusetts  02403

(Names of companies filing this statement and addresses of their principal executive offices)

EASTERN UTILITIES ASSOCIATES

(Name of top registered holding company parent of applicant or declarant)

CLIFFORD J. HEBERT, JR., TREASURER
EASTERN UTILITIES ASSOCIATES
P.O. Box 2333, Boston, Massachusetts 02107

(Name and address of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

ARTHUR I. ANDERSON, P.C.
McDermott, Will & Emery
75 State Street
Boston, Massachusetts 02109

This Post-Effective Amendment No.1 amends and supplements the Declarants' Declaration filed with the Commission on November 8, 1996, as subsequently amended by Amendment No. 1 dated December 3, 1996, Amendment No. 2 dated January 29, 1997, Amendment No. 3 dated March 27, 1997, Amendment No. 4 dated April 3, 1997 and Amendment No. 5 dated April 14, 1997.

ITEM 1. Description of Proposed Transactions.

Background.
The Declarants.

        Eastern Utilities Associates ("EUA") is a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Blackstone Valley Electric Company ("Blackstone"), Eastern Edison Company ("Eastern Edison"), Montaup Electric Company ("MECO"), Newport Electric Corporation ("Newport"), EUA Cogenex Corporation ("Cogenex"), EUA Ocean State Corporation ("Ocean State") and EUA Service Corporation ("ESC"), is each a wholly owned subsidiary of EUA except for MECO which is a wholly owned subsidiary of Eastern Edison. Each of EUA, Blackstone, Eastern Edison, MECO and Newport are sometimes hereinafter called a "Declarant", and collectively all such companies are hereinafter called the "Declarants" and they submit this Application-Declaration pursuant to Sections 6(a), 7, and 12(c) under the Act and Rules 42 and 45 promulgated thereunder. Each of Cogenex, Ocean State and ESC are sometimes hereinafter called an "Affiliate", and collectively all such companies are hereinafter called "Affiliates". The Affiliates are exempted from making this Declaration pursuant to Rule 52(b) promulgated under the Act.

B.      Prior Authorization - System Revolving Credit Facility.
        By an order dated April 15, 1997 (HCAR No. 35-26704) (the "April 15, 1997 Order"), the Commission authorized the Declarants to enter into a five-year revolving credit facility (the "EUA System Facility") pursuant to which the Declarants and t he Affiliates, from time to time during the five-year period following the closing date of the revolving credit agreement (which occurred on July 31, 1997), would be permitted to borrow up to an aggregate of $150,000,000 from one or more commercial l ending institutions under the terms and conditions therein specified. The terms and conditions of the EUA System Facility include, among other things, respective borrowing limitations for each Declarant and Affiliate. Currently, the maximum aggregate amount which is available for borrowing by the Declarants under the EUA System Facility is $75,000,000. All borrowings under the EUA System Facility are to be unsecured and evidenced by a promissory note.

          Borrowings under the EUA System Facility replaced all previously authorized short-term financing for Blackstone, Eastern Edison, MECO, Newport, ESC and Ocean State pursuant to the Commission's order dated December 19, 1995 (HCAR No. 35-2643 3). As a result of replacing EUA's regular bank lines of credit, the EUA System Facility became the source of borrowings by EUA: (i) for the financing of EUA Energy Investment Corporation ("EEIC") and certain borrowings authorized pursuant to Commission orders dated December 4, 1987, as amended January 11, 1988, and April 15, 1994, respectively (HCAR Nos. 35-24515, as amended by 35-24515A and 35-26028); (ii) for investments by EUA in EUA Energy Services, Inc. ("EUA Energy") pursuant to the Commission's order dated March 14, 1996 (HCAR No. 26493), as subsequently amended; and (iii) for the financing of Cogenex pursuant to the Commission's order dated April 5, 1995 (HCAR No. 26266).

II.     Proposed Transactions.
        A.      Establishment of Supplemental Lines of Credit.

        1. The Declarants now propose and hereby request authorization to make short term borrowings to supplement the EUA System Facility, from time to time through the period ending July 31, 2002, through the issuance and sale of short-term notes to commercial banks and other lending institutions (collectively, "Notes"), subject to the terms and conditions provided herein and such other customary and reasonable terms as may be negotiated between the Declarant(s) and the lenders and incorporated in the Notes.

        2. The Notes will be issued and sold in aggregate amounts outstanding at any one time, together with amounts outstanding under the EUA System Facility not to exceed $100,000,000 in the case of EUA, $75,000,000 in the case of Cogenex, $20,000,000 in the case of Blackstone, $75,000,000 in the case of Eastern, $30,000,000 in the case of MECO, $25,000,000 in the case of Newport, $15,000,000 in the case of ESC, and $10,000,000 in the case of Ocean State, which are the same aggregate borrowing amounts previously authorized in the April 15, 1997 Order, except a $25,000,000 increase for EUA, a $5,000,000 increase for Montaup and a $5,000,000 increase for ESC.
The Notes will be renewed from time to time as funds are required prior to July 31, 2002, provided no such Notes will mature after July 31, 2002.

        3. The Notes may be issued to banks pursuant to informal credit line arrangements which provide for borrowings at a floating prime rate or at available fixed money market rates with a commitment fee equal to no greater than 1/4 of 1% multiplied by the line of credit. Notes bearing interest at the floating prime rate will be subject to prepayment at any time without premium. Notes bearing interest at available money market rates, which in all cases will be less than the prime rate at time of issuance, will not be prepayable. The Notes may also be issued to banks pursuant to more formal credit agreements, similar to the agreements formed as part of the EUA System Facility, with commercially reasonable terms governing such agreements. The choice of whether the Declarants enter into informal credit line arrangements or formal credit agreements with the lending banks will be reserved to the discretion of the Declarants.

4.      Use of Proceeds.
        The use of proceeds authorized with respect to EUA System Facility in the April 15, 1997 Order is amended to include the proceeds of the Notes and amended and restated to include the following: (i) to pay, reduce or renew outstanding notes payable to banks as they become due; (ii) to finance the Declarant's respective cash construction expenditures; (iii) to acquire, retire or redeem securities in accordance with Rule 42; (iv) in the case of EUA, to make short-term loans, capital contributions and open account advances in accordance with rule 45 (b) (4) or rule 52 or as authorized by the Commission to Cogenex, within the dollar limitation noted in HCAR No. 267604, EEIC, and EUA Energy and to acquire, retire or redeem EUA Common Shares in accordance with Rule 42; (v) for the Declarants' respective working capital requirements; (vi) for investment in exempt wholesale generators, as defined in section 32 of the Act ("EWG's"), and foreign utility companies, as defined in section 33 of the Act ("FUCOs"); and (vii) for other general corporate purposes; provided, that the aggregate proceeds of borrowings under the EUA System Facility and the Notes at any time invested in EWGs and FUCOs shall not, when added to EUA's "aggregate in vestment" in all EWGs and FUCOs, exceed 50% of EUA's "consolidated retained earnings," each as defined in rule 53 under the Act; and provided further, that at the time of each such investment of proceeds of borrowings in an EWG or FUCO, EUA shall be in compliance with the other requirements of rule 53(a) under the Act, and none of the circumstances stated in rule 53 (b) shall exist.

        5. The Notes will be repaid by any combination or by all of the following methods: (i) available cash; (ii) the internal generation of funds; and (iii) the issuance and sale of new short-term and long-term debt and equity securities.

        C.      EWGs and FUCOs.
        None of the Declarants has acquired an ownership interest in any EWG or FUCO, or now is or as a consequence of the transactions proposed herein will become a party to or has or will as a consequence of the transactions proposed herein have an y rights under a service, sales or construction contract with an EWG or FUCO, except in accordance with the provisions of the Act. The Declarants, for themselves and their subsidiaries, will not acquire any such interest or right without first obtaining any necessary Commission authorization. All applicable conditions contained in Rule 53(a) are, and assuming the consummation of the proposed transactions will be, satisfied and none of the conditions contained in Rule 53(b) exist or will exist as a result of the proposed transactions making Rule 53(c) inapplicable.

ITEM 2.  FEES, COMMISSIONS AND EXPENSES.
        The estimated fees, commissions and expenses to be paid or incurred directly or indirectly in connection with the proposed transactions will be supplied by amendment.

ITEM 3.  APPLICABLE STATUTORY PROVISIONS.




Transaction                                    Application Sections

Issuance of short-term notes by Declarants     Sections 6(a) and 7


Acquisition, retirement or redemption of       Section 12(c); exempt pursuant
securities by Declarants                       to Rule 42


Issuance of long-term debt by Declarants       Sections 6(a) and 7, exempt
(other than EUA, ESC and Ocean State)          pursuant to Rule 52



EUA short term loans, capital contributions    Sections 12(a) and 12(b);
and open account advances to Cogenex, EEIC     exempt pursuant to Rules
and EUA Energy.                                45(b)(4) and 52



ITEM 4. REGULATORY APPROVAL.
       No State commission, nor any Federal commission other than the Commission, has jurisdiction over any of the proposed transactions, except that the Massachusetts and Rhode Island State utility commissions have jurisdiction over the issuance of long-term debt securities by the utility Declarants located within their respective states.

ITEM 5. PROCEDURE.
        (a) It is requested that this declaration be granted and made effective at the earliest convenient date and that the period within which the proposed transactions may be completed extend through July 31, 2002.
        (b) It is not considered necessary that there be a recommended decision by a hearing officer or by any other responsible officer of the Commission. The Office of Public Utility Regulation may assist in the preparation of the Commission's decision and it is believed that a 30-day waiting period between the issuance of the Commission's order and the date on which it is to become effective would not be appropriate.

ITEM 6 IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS:

ITEM 6. EXHIBITS AND FINANCIAL STATEMENTS.

        (a)     Exhibits

        Exhibit A-1     Articles of Organization of Eastern Edison, as
amended (Exhibit 1, Registration No. 2-7649; December, 1957, Exhibit A, Amendment No. 1 to Form 8-K for June, 1958, Exhibit A, Amendment No. 1 to Form 8-K for April, 1959, Exhibit s A and B, Form 8-K for July, 1961, and Exhibit A, Form 8-K for October, 1963, File No. 0-8480; Exhibit E to Certificate of Notification, File No. 7-5379; Exhibit A, Form 8-K for April, 1975, File No. 0-8480; Exhibit A-3(a), Form U-1, File No. 70-571 9, Exhibit A, Form 8-K for September, 1976, and Exhibit 1, Form 10-K for 1977, File No. 0-8480; Exhibit A-2(a), Form U-1, File No. 70-6217; Exhibit 4 to Form U5S of Eastern Utilities Associates for 1978, File No. 1-5366; Exhibits A-2(a) and A-2(b), Form U-1, File No. 70-6365; Exhibit 4, Form 10-K for 1979, File No. 0-8480; Exhibit C to Certificate of Notification, File No. 70-6493; Exhibit A-3, Form U-1, File No. 70-6773).

        Exhibit A-2     By-laws of Eastern Edison, as amended (Exhibit 3-2,
Form 10-K for 1980, File No. 0-8480).

        Exhibit A-3     Indenture of First Mortgage and Deed of Trust of
Eastern Edison dated as of September 1, 1948 (Exhibit 4-1, Registration No. 2-77468).

        Exhibit A-4     First Supplemental Indenture dated as of February 1,
1953 of Eastern Edison (Exhibit A, File No. 70-3015).

        Exhibit A-5     Second Supplemental Indenture dated as of May 1, 1954
of Eastern Edison (Exhibit A-3, File No. 70-3371).

        Exhibit A-6     Third Supplemental Indenture dated as of June 1, 1955
of Eastern Edison (Exhibit C to Certificate of Notification, File No. 70-
3371).

        Exhibit A-7     Fourth Supplemental Indenture dated as of September
1, 1957 of Eastern Edison (Exhibit C to Certificate of Notification, File No. 70-3619).

        Exhibit A-8     Fifth Supplemental Indenture dated as of April 1,
1959 of Eastern Edison (Exhibit D to Certificate of Notification, File No. 70-3798).

        Exhibit A-9     Sixth Supplemental Indenture dated as of October 1,
1963 of Eastern Edison (Exhibit F to Certificate of Notification, File No. 70-4164).

        Exhibit A-10    Seventh Supplemental Indenture dated as of June 1,
1969 of Eastern Edison (Exhibit D, File No. 70-4748).

        Exhibit A-11    Eighth Supplemental Indenture dated as of July 1,
1972 of Eastern Edison (Exhibit C, File No. 70-5195).

        Exhibit A-12    Ninth Supplemental Indenture dated as of September 1,
1973 of Eastern Edison (Exhibit C to Certificate of Notification, File No. 79-5379).

        Exhibit A-13    Tenth Supplemental Indenture dated as of October 1,
1975 of Eastern Edison (Exhibit C to Certificate of Notification, File No. 70-5719).

        Exhibit A-14    Eleventh Supplemental Indenture dated as of January
1, 1979 of Eastern Edison (Exhibit 5-24, File No. 2-65785)

        Exhibit A-15    Twelfth Supplemental Indenture dated as of October 1,
1980 of Eastern Edison (Exhibit F to Certificate of Notification, File No. 70-6463).

        Exhibit A-16    Thirteenth Supplemental Indenture dated as of July 1,
1981 of Eastern Edison (Exhibit C to Certificate of Notification, File No. 70-6608).

        Exhibit A-17    Fourteenth Supplemental Indenture dated as of June 1,
1982 of Eastern Edison (Exhibit 4-15 Registration No. 2-77468).

        Exhibit A-18    Fifteenth Supplemental Indenture dated as of May 1,
1983 of Eastern Edison (Exhibit F to Certificate of Notification, File No. 70-6851).

        Exhibit A-19    Sixteenth Supplemental Indenture dated as of
September 1, 1984 of Eastern Edison (Exhibit 4-31, Form 10-K of Eastern Utilities Associates for 1985, File No. 1-5366).

        Exhibit A-20    Seventeenth Supplemental Indenture dated as of July
1, 1986 of Eastern Edison (Exhibit F to Certificate of Notification, File No. 70-7254).

        Exhibit A-21    Eighteenth Supplemental Indenture dated as of
November 1, 1987 of Eastern Edison (Exhibit C to Certificate of Notification, File No. 70-7373).

        Exhibit A-22    Nineteenth Supplemental Indenture dated as of
November 1, 1987 of Eastern Edison (Exhibit C to Certificate of Notification, File No. 70-7373).

        Exhibit A-23    Twentieth Supplemental Indenture of Eastern Edison
dated as of May 1, 1988 of Edison (Exhibit C to Certificate of Notification, File No. 70-7373).

        Exhibit A-24    Twenty-First Supplemental Indenture dated as of
September 1, 1988 of Eastern Edison (Exhibit F to Certificate of
Notification, File No. 70-7511).

        Exhibit A-25    Twenty-Second Supplemental Indenture dated as of
December 1, 1990 of Eastern Edison (Exhibit 4-34 Form 10-K of Eastern Edison for 1990 File No. 0-8480).

        Exhibit A-26    Twenty-Third Supplemental Indenture dated as of July
1, 1992 of Eastern Edison (Exhibit 4-24 to Form 10-K of Eastern Edison for the year ended December 31, 1992, File No. 0-8480).

        Exhibit A-27    Twenty-Fourth Supplemental Indenture dated as of May
1, 1993 of Eastern Edison (Exhibit C-33 to Form U5S of EUA for the year ended December 31, 1993)

        Exhibit A-28    Twenty-Fifth Supplemental Indenture dated as of July
1, 1993 of Eastern Edison (Exhibit C-34 to Form U5S of EUA for the year ended December 31, 1993)

        Exhibit A-29    Twenty-Sixth Supplemental Indenture dated as of
September 1, 1993 of Eastern Edison (Exhibit C-35 to Form U5S of EUA for the year ended December 31, 1993)

        Exhibit A-30    Twenty-Seventh Supplemental Indenture dated as of
January 1, 1998 of Eastern Edison (to be filed by amendment)

        Exhibit A-31    Indenture dated as of December 1, 1990 of Eastern
Edison with Citibank, N.A., as Trustee (Exhibit 4-35 to Eastern Edison's Form 10-K for the year ended December 31, 1990, File No. 0-8480).

        Exhibit A-32    Form of 8% Debenture Bonds Due 2000 of Montaup
(Exhibit 4-10, Registration No. 2-41488).

        Exhibit A-33    Form of 8-1/4% Debenture Bonds due 2003 of Montaup
(Exhibit B-3, Form U5S of EUA for year 1973).

        Exhibit A-34    Form of 14% Debenture Bonds due 2005 of Montaup
(Exhibit 4-11, Registration No. 2-55990).

        Exhibit A-35    Form of 10% Debenture Bonds due 2008 of Montaup
(Exhibit 5-3, Registration No. 2-65785).

        Exhibit A-36    Form of 16-1/2% Debenture Bonds due 2010 of Montaup
(Exhibit 4-11, Form 10-K of EUA for 1980, File No. 1-5366).

        Exhibit A-37    Form of 12-3/8% Debenture Bonds due 2013 of Montaup
(Exhibit 4-13, Form 10-K of EUA for 1983, File No. 1-5366).

        Exhibit A-38    Form of 10-1/8% Debentures due 2008 of Montaup
(Exhibit 4, Form 10-Q of Eastern Edison for quarter ended September 30, 1983, File No. 0-8480).

        Exhibit A-39    Form of 9% Debenture Bonds due 2020 of Montaup
(Exhibit 4-10, Form 10-K of Eastern Edison for the year ended December 31, 1990, File No. 0-8480).

        Exhibit A-40    Form of 9-3/8% Debenture Bonds due 2020 of Montaup
(Exhibit 4-11 to Form 10-K of Eastern Edison for the year ended December 31, 1990, File No. 0-8480).

        Exhibit F-1     Opinion of counsel (previously filed with amendment
No. 3, filed March 27, 1997, File No. 70-8955).

        Exhibit F-2     Opinion of counsel (to be filed by amendment).

        Exhibit H-1     Proposed Form of Notice (filed December 6, 1996,
HCAR. No. 35-26618, File No. 70-8955).

        Exhibit H-2     Proposed Form of Notice (filed herewith).


        (b)     Financial Statements.  (To be supplied by amendment).


ITEM 7. INFORMATION AS TO ENVIRONMENTAL EFFECTS.
                The transactions described in Item 1 do not involve major federal action significantly affecting the quality of the human environment. No federal agency has prepared or is preparing an environmental impact statement with respect to t he proposed transactions.



SIGNATURES

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned Companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                EASTERN UTILITIES ASSOCIATES,
                BLACKSTONE VALLEY ELECTRIC COMPANY,
                EASTERN EDISON COMPANY,
                MONTAUP ELECTRIC COMPANY, and
                NEWPORT ELECTRIC CORPORATION



                                        By: /s/ Clifford J. Hebert, Jr.
                                                Clifford J. Hebert, Jr.
                                                Their Treasurer


DATED:  January 30, 1998